Exhibit 99.1

DOLLAR TREE CELEBRATES THE OPENING OF ITS 15,000TH STORE
WITH GRAND OPENINGS ACROSS THE U.S.A.

CHESAPEAKE, Va. - July 12, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, is celebrating its 15,000th store opening this weekend with additional discounts and promotions at its Dollar Tree and Family Dollar stores, along with grand opening celebrations at select new stores across the country.

“We are excited to have reached this important milestone in our business and we continue to see the opportunity to grow our two strong banners, Dollar Tree and Family Dollar, into approximately 26,000 stores across North America,” stated Gary Philbin, President and Chief Executive Officer. “Currently, we provide our customers with value and convenient shopping trips more than two billion times a year. I would like to thank our 176,000 talented associates that have made our continued growth possible.”

Dollar Tree shoppers can discover even more for their dollars during the Back-To-School promotion, including school supplies and classroom essentials, all for $1 per item.

Along with its everyday low prices, customers enrolled in the Family Dollar Smart Coupons program will save an additional 15% off their entire basket at Family Dollar stores when using their digital Smart Coupon redeemable exclusively this Saturday, July 14th.

Select new Dollar Tree and Family Dollar stores will celebrate their grand openings over the weekend with various festivities, including giveaways, ribbon cutting ceremonies, private brand demonstrations and outdoor events that will host local community organizations, such as Boys & Girls Clubs.

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, now operates more than 15,000 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

Contact
Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
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